UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 17, 2010

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-10934	39-1715850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 LOUISIANA, SUITE 3300, HOUSTON, TEXAS 77002

(Address of Principal Executive Offices) (Zip Code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Enbridge Energy Partners, L.P (the “Partnership”) has indicated that it is taking full responsibility for all legitimate costs related to the oil spill from its line 6B in the Marshall, Michigan area. The Partnership is committed to cleaning up the spill to the satisfaction of federal, state and local agencies. We have made good progress and have recovered most of the leaked oil and now have several months of remediation efforts ahead of us

The Partnership estimates that, before insurance recoveries, it will incur aggregate charges between $300 million and $400 million, excluding fines and penalties. These charges will include the emergency response, environmental remediation and cleanup activities associated with the crude oil release, costs to repair the pipeline and related inspection costs, potential claims by third parties and lost revenue. The foregoing estimate is based on currently available information. The actual charges the Partnership incurs may differ from the foregoing estimate due to variations in any or all of the categories described above. The Partnership has commercial liability insurance coverage limits that it believes sufficient to fund the resulting insured costs and liabilities.

The Partnership estimates that it will incur charges of $35 million to $45 million, net of anticipated insurance recoveries and exclusive of fines and penalties, as a result of the crude oil release. These charges are not expected to affect the Partnership’s ability to maintain cash distributions to its unit holders.

Financial statement recognition for this incident will cause increased short term volatility in the Partnership’s results of operations and cash flows across the remaining quarters of 2010 and likely into 2011. Insurance recoveries will be recognized in the period the Partnership receives them, which it expects will not occur at the same time as it incurs recoverable costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENBRIDGE ENERGY PARTNERS, L.P. (Registrant)

By: Enbridge Energy Management, L.L.C. as delegate of Enbridge Energy Company, Inc., its General Partner

Date: August 17, 2010	By:	/s/ Stephen Neyland
Stephen Neyland
Controller (Duly Authorized Officer)